Exhibit 99.1

CROSS COUNTRY HEALTHCARE COMPLETES

MED-STAFF ACQUISITION AND NEW CREDIT FACILITY

BOCA RATON, Fla. – June 5, 2003 /PRNewswire-FirstCall/ – Cross Country Healthcare, Inc. (Nasdaq: CCRN) announced today it has completed the acquisition of the assets of Med-Staff, Inc., one of the largest privately held healthcare staffing companies in the United States, for $104 million in cash, plus an earn-out provision up to a maximum of $37.5 million based on 2003 performance

Based in Newtown Square, PA, Med-Staff had 2002 revenues of $162 million and EBITDA of $19.3 million – approximately 65% of revenues were from travel nurse staffing and 35% from per diem nurse staffing.  This acquisition is expected to be accretive to Cross Country’s 2003 earnings.

“Med-Staff provides us with another large travel nurse-staffing brand with which to further segment the travel nurse population, a more substantial platform in per diem nurse-staffing and an entry point into nurse-staffing at clinics and hospitals on military bases,” said Joseph A. Boshart, President and Chief Executive Officer of Cross Country Healthcare, Inc.  “Cross Country is now better positioned to offer comprehensive healthcare staffing solutions to hospitals on a primary or exclusive basis while expanding our breadth and depth of service to nurses,” Mr. Boshart added.

Bill Davis, President and Chief Executive Officer of Med-Staff, Inc., commented that, “While building Med-Staff into a sizeable and profitable healthcare staffing business over the past 15 years, we have always considered Cross Country to be a well respected competitor and have held the management team in the highest regard.  We now look forward to being a valued part of the Cross Country organization as well as to the opportunity to continue growing Med-Staff over the long-term by leveraging our successful formula with Cross Country.”

In conjunction with the Med-Staff acquisition, Cross Country has entered into a new [$200-$225] million Senior Secured Credit Facility [arranged by Citigroup] consisting of a 5-year $75 million revolving credit instrument and a 6-year $125 million Term Loan B instrument.  Approximately $125 million of these funds and $10 million of existing cash were used to finance the Med-Staff acquisition, to refinance all of Cross Country’s existing debt and to pay financing-related fees.

Cross Country Healthcare, Inc. is a leading provider of healthcare staffing services in the United States.  The Company has an active client base of over 3,000 hospitals, pharmaceutical companies and other healthcare providers across all 50 states.  Copies of this and other news releases as well as additional information about Cross Country can be obtained online at www.crosscountry.com.  Shareholders and prospective investors can also register at the corporate Web site to automatically receive by e-mail the Company’s press releases, SEC filings, notice of investment conference presentations, etc.

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This release contains forward-looking statements. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “estimates”, and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include the following: our ability to attract and retain qualified nurses and other healthcare personnel, costs and availability of short-term leases for our travel nurses, demand for the healthcare services we provide, both nationally and in the regions in which we operate, the functioning of our information systems, the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business, our clients' ability to pay us for our services, our ability to successfully implement our acquisition and development strategies, the effect of liabilities and other claims asserted against us, the effect of competition in the markets we serve, and other factors set forth under the caption “Risk Factors” in the Company's 10-K for the year ended December 31, 2002. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Given these uncertainties, the forward-looking statements discussed in this press release might not occur. While it is the Company's intention to update its guidance quarterly, it should not be assumed that its silence over time means that actual events are occurring as expressed or implied in such forward-looking statements.

For further information, please contact:

Howard A. Goldman

Director/Investor Relations & Corporate Communications

Phone: 877-686-9779

Email: hgoldman@crosscountry.com